REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
J. E. Robert Company, Inc.
We have examined management's assertion, included in the accompanying
Management's Report on Assessment of Compliance with SEC Regulation AB Servicing
Criteria, that J. E. Robert Company, Inc., (the Company and the Asserting Party) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's
Regulation AB for the commercial mortgage-backed securitization trusts as of and for the year ended December 31, 2007. The transactions covered by this report include asset-backed securities transactions registered with the Securities and Exchange Commission pursuant to the
Securities Act of 1933 for which the Company acted as special servicer involving commercial real estate mortgage loans; other than transactions registered before January 1, 2006, prior to required compliance with Regulation AB (the Platform). Management has determined that the criteria set forth in sections 229.1122 (d)(1)(iii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv),
(d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by the Company, as a special servicer, with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the
Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the
Company perfo rmed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the
Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each specific asset-backed transaction included in the
Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on which servicing criteria are applicable to them as special servicer or the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31,
2007 for the commercial mortgage-backed securitization trusts Platform is fairly stated, in all material respects.

/s/ Reznick Group, P.C.

Bethesda, Maryland
March 4, 2008